Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of [                ], by and between                                  (the “Employee”) and ARMO BioSciences, Inc., a Delaware corporation (the “Company”), effective as of January 31, 2018. This Agreement serves to confirm the terms and conditions of the terms of the Employee’s continued service with the Company. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in Section 15.

1.    Duties and Scope of Employment.

(a)    Position. The Employee will continue to serve as and hold the title of [                ] (the “Employment”) and shall report to the Company’s [                ].

(b)    Obligations to the Company. During [his][her] Employment, the Employee (i) shall devote [his][her] full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) shall comply with the Company’s policies and rules, as they may be in effect from time to time.

(c)    No Conflicting Obligations. The Employee represents and warrants to the Company that [he]/[she] is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with [his][her] obligations under this Agreement. The Employee represents and warrants that [he][she] will not use or disclose, in connection with [his][her] Employment, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, title or interest and that [his][her] Employment will not infringe or violate the rights of any other person.

2.    Cash and Incentive Compensation.

(a)    Salary. The Company will continue to pay the Employee as compensation for [his][her] services a base salary at a gross annual rate of $                . Such salary shall be payable in accordance with the Company’s standard payroll procedures.

(b)    Incentive Bonuses. The Employee will continue to be eligible to be considered for an annual incentive bonus with a target amount equal to         % of [his][her] Base Salary. Such bonus (if any) shall be awarded based on objective or subjective criteria established in advance by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”). The determinations of the Board or its Compensation Committee with respect to such bonus shall be final and binding. Any incentive bonus for a fiscal year shall in no event be paid later than 2 1⁄2 months after the close of such fiscal year. The Employee shall not be entitled to an incentive bonus if [he][she] is not employed by the Company on the date when such bonus is payable.

3.    Employee Benefits. During [his][her] Employment, the Employee shall continue to be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4.    [Business Expenses. During [his][her] Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with [his]/[her] duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. Any reimbursement shall (a) be paid promptly but not later than the last day of the calendar year following the year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any calendar year and (c) not be subject to liquidation or exchange for another benefit.]

5.    Term of Employment.

(a)    Employment at Will. The Employee’s Employment with the Company shall be “at will,” meaning that either the Employee or the Company shall be entitled to terminate the Employee’s Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the “at will” nature of the Employee’s Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company. The termination of the Employee’s Employment shall not limit or otherwise affect [his]/[her] obligations under Section 13 below.

(b)    Rights upon Termination. Except as expressly provided in Section 6 below, upon the termination of the Employee’s Employment, the Employee shall only be entitled to the compensation, benefits and expense reimbursements that the Employee has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.

6.    Severance Benefits.

(a)    General. If the Employee is subject to an Involuntary Termination (as defined below), then the Employee will be entitled to the applicable benefits described in this Section 6. Notwithstanding the foregoing, the benefits described herein will not apply unless the Employee: (i) has returned all Company property in [his][her] possession; (ii) has resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable; and (iii) has executed a general release of all claims against the Company that will be provided the Employee by the Company (items (i), (ii) and (iii) collectively, the “Conditions”). The Employee must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after the Employee’s Separation (as defined below). For the avoidance of doubt, if the Employee fails to return the release on or before the Release Deadline, or if the Employee revokes the release, then the Employee will not be entitled to the applicable benefits described in this Section 6.

(b)    Involuntary Termination Outside of a Change of Control Period. If the Employee is subject to an Involuntary Termination that occurs outside of a Change of Control Period, the Employee will be entitled to the following benefits, subject to the Employee’s fulfillment of the Conditions:

(i)    Salary Continuation Payments. The Company will continue to pay the Employee [his][her] then-current base salary for a period of [    ]1 months after the Employee’s Separation. The payments will commence within 60 days after the Employee’s Separation and, once they commence, will include any unpaid amounts accrued from the date of the Employee’s Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(ii)    COBRA. If the Employee elects to continue [his][her] health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Employee’s Separation, then the Company will pay the same portion of the Employee’s monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the [    ]2-month period following the Employee’s Separation, (ii) the expiration of the Employee’s continuation coverage under COBRA and (iii) the date when the Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

(c)    Involuntary Termination Within a Change of Control Period. If the Employee is subject to an Involuntary Termination that occurs within a Change of Control Period, the Employee will be entitled to the following benefits, subject to the Employee’s fulfillment of the Conditions:

(i)    Lump Sum Severance Payment. The Company will pay the Employee a lump sum cash payment equal to (A) [    ] months3 of the Employee’s then-current base salary, (B) [    ]4 months of the Employee’s then-current target bonus and (C) a pro rata portion of the Employee’s then-current target bonus for the fiscal year in which the Involuntary Termination occurs, to be determined by multiplying the target bonus by a fraction, the numerator of which shall be the number of days the Employee was employed by the Company in the applicable fiscal year and the denominator of which shall be 365.

(ii)    COBRA. If the Employee elects to continue the Employee’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Employee’s Separation, then the

[1]	CEO – 12 months; C-Suite – 9 months; VP – 6 months.
[2]	CEO – 12 months; C-Suite – 9 months; VP – 6 months.
[3]	CEO – 18 months; C-Suite – 12 months; VP – 9 months.
[4]	CEO – 18 months; C-Suite – 12 months; VP – 9 months.

Company will pay the same portion of the Employee’s monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the [    ]5-month period following the Employee’s Separation, (ii) the expiration of the Employee’s continuation coverage under COBRA and (iii) the date when the Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

(iii)    Accelerated Vesting. Effective as of immediately prior to the Employee’s Separation, any outstanding Company equity awards that the Employee holds will accelerate and become fully vested. If the Employee holds Company options, if the Employee wishes to exercise the options, the Employee will be required to do so prior to the expiration date set forth in the award agreement governing the options, and if the Employee holds Company restricted stock units, the restricted stock units will be settled in accordance with the terms of the award agreement governing the restricted stock units.

7.    Limitation of Payments – Section 280G.

(a)    In the event that the Severance Benefits provided for in this Agreement or any other payments or benefits otherwise payable to the Employee constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this Limitation of Payments section, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) then the Severance Benefits will be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Severance Benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking in account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee, on an after-tax basis, of the greater amount of Severance Benefits, notwithstanding that all or a portion of such Severance Benefits may be taxable under Section 4999 of the Code.

(b)    If a reduction in Severance Benefits constituting “parachute payments” is necessary pursuant to Section 7(a) above, then reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of options that have an exercise price per share greater than or equal to the fair market value of a share at the time of such reduction, which will occur in the reverse order of the date of grant for such options (i.e., the vesting of the most recently granted options will be reduced first); (iii) reduction of acceleration of vesting of all other equity-based awards (including those options that have an exercise price per share less than the fair market value of a share at the time of such reduction), which will occur in the reverse order of the date of grant for such equity-based awards (i.e., the vesting of the most recently granted equity-based awards will be reduced first); and (iv) reduction of other Severance Benefits paid or provided to the Employee, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced. If more than one equity-based award was made to the Employee on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will the Employee have any discretion with respect to the ordering of payment reductions.

[5]	CEO – 18 months; C-Suite – 12 months; VP – 9 months.

8.    Employment Relationship. The Employee’s employment with the Company is for no specific period of time and it will continue to be “at will,” meaning that either the Employee or the Company may terminate the Employee’s employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Employee are superseded by this Agreement. This is the full and complete agreement between the Employee and the Company on this term. Although the Employee’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of the Employee’s employment may only be changed in an express written agreement signed by the Employee and a duly authorized member of the Company (other than the Employee).

9.    Tax Matters.

(a)    Withholding. All forms of compensation (including, without limitation, the Severance Benefits or any other payments) referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)    Section 409A. The provisions of this Agreement are intended to meet the requirements of Section 409A of the Code and will be interpreted in a manner that is consistent with such intent. Without limiting the generality of the foregoing, the Company and the Employee agree that any entitlement to Severance Benefits pursuant to this Agreement, to the extent that they are subject to Code Section 409A, shall be conditioned upon such termination constituting a “separation from service” as defined in Code Section 409A. For purposes of Code Section 409A (including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Employee’s right to receive any installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. The parties intend that, to the maximum extent possible, any severance payments shall qualify as a short-term deferral pursuant to Treasury Regulation § 1.409A-1(b)(4) or a separation payment pursuant to Treasury Regulation § 1.409A-1(b)(9). In addition, if the Company determines that the Employee is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of the Employee’s Separation, then (i) any Severance Benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following (A) the expiration of the six-month period measured from the Employee’s Separation or (B) the date of the Employee’s death, and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when such Severance Benefits commence.

(c)    Tax Advice. The Employee is encouraged to obtain [his][her] own tax advice regarding the Employee’s compensation from the Company. The Employee agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes the Employee’s tax liabilities, and the Employee will not make any claim against the Company or the Board related to tax liabilities arising from the Employee’s compensation.

10.    Severability. The parties intend this Agreement to be enforced as written. However, if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

11.    Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.    Miscellaneous. This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between the Employee and the Company relating to the subject matter herein. For the avoidance of doubt, the Company’s standard form of Proprietary Information and Inventions Agreement that the Employee executed in connection with the commencement of [his][her] employment shall remain in full force and effect following the execution of this Agreement. This Letter Agreement may not be amended or modified, except by an express written agreement signed by both the Employee and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, the Employee’s employment with the Company or any other relationship between the Employee and the Company (the “Disputes”) will be governed by California law, excluding law relating to conflicts or choice of law. The Employee and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco, California in connection with any Dispute or any claim related to any Dispute. The headings and caption of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

13.    Non-Solicitation and Non-Disclosure.

(a)    Non-Solicitation. During the period commencing on the date of the start of the Employee’s Employment and continuing until the first anniversary of the date when the Employee’s Employment terminates for any reason, the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Employee’s own behalf or on behalf of any other person or entity) either (i) the employment of any employee or consultant of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company or any of the Company’s affiliates.

(b)    Non-Disclosure. The Employee has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by this reference.

14.    Successors.

(a)    Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)    Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.    Definitions. The following terms shall have the meaning set forth below wherever they are used in this Agreement:

(a)    “Cause” means (i) the Employee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) the Employee’s material breach of any agreement between the Employee and the Company; (iii) the Employee’s material failure to comply with the Company’s written policies or rules; (iv) the Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (v) the Employee’s gross negligence or willful misconduct; (vi) the Employee’s continuing failure to perform assigned duties after receiving written notification of such failure from the Company’s Board; or (vii) the Employee’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Employee’s cooperation.

(b)    “Change of Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) individuals who are members of the Company’s Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new member to the Board was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)    “Change of Control Period” means the effective date of a Change of Control through the 12 month anniversary of such effective date.

(d)    “Involuntary Termination” means a termination of Employment due to: (i) the Employee’s involuntary discharge by the Company (or the parent, subsidiary or affiliate employing the Employee) for reasons other than Cause; or (ii) the Employee’s voluntary resignation for Good Reason.

(e)    “Good Reason” means one of the following conditions has come into existence without the Employee’s consent: (i) a reduction in the Employee’s total target compensation (base salary plus target bonus) by more than 10%; (ii) a material diminution of the Employee’s authority, duties or responsibilities; or (iii) a relocation of the Employee’s principal workplace by more than 30 miles.6 The Employee’s voluntary resignation will not be considered a resignation for “Good Reason” unless the Employee gives the Company written notice of the condition within 90 days after the condition comes into existence, the Company fails to remedy the condition within 30 days after receiving the Employee’s written notice, and the Employee resigns within 12 months after the end of the 30-day remedy period.

(f)     “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

16.    Miscellaneous Provisions.

(a)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to [him][her] at the home address that [he][she] most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)    Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

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The CEO agreement shall also include the following condition in the definition of Good Reason: “if there is a Change in Control and the Employee is no longer the Chief Executive Officer of the surviving or combined entity or, if applicable, the ultimate parent of such entity following the Change in Control.”

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ARMO BIOSCIENCES, INC.

By:

Title:

ACCEPTED AND AGREED TO:

[Name]

Date

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